Exhibit 10.18



May 23, 1997


Mr. Ron Logerwell
8245 Boon Blvd., Suite 700
Vienna, VA 22l82

Dear Mr. Logerwell:


This consulting agreement ("Agreement") revises, restates and replaces the original consulting agreement between IDM Environmental Corp. (the "Company") and you dated April 25, 1996 ("Original Agreement"). The Company is pleased to present you with the revised Agreement in recognition of your contributions to the Company and as an incentive to continue to serve the Company.

Inasmuch as you have developed substantial expertise in environmental contracting and have many contacts among public and private environmental remediation customers that IDM Environmental Corp. (the "Company") believes would be useful to the Company, subject to the further provisions hereof, the Company will retain you and you will serve the Company as a consultant.

     1. Duties. During the Term (as hereinafter defined) you agree to consult, in person and by telephone, with the Company and its employees, agents and representatives and other persons that the Company reasonably requests that you meet with.

     2. Compensation; Expenses.
        ----------------------

          (a) Fee. The Company will compensate you for the services to be rendered by you hereunder with a monthly fee at the rate of $2,500.00 payable on the first business day of each month.

          (b) Stock Option. In addition to your monthly fee, the Company hereby grants to you an option to purchase from the Company up to thirty thousand (30,000) shares (the "Option Shares") of the Company's $.00l par value Common Stock at the price per share set forth below pursuant to the Company's l995 Stock Option Plan and subject to the terms and conditions thereof (the "Option"). This grant is subject to the terms and conditions hereinafter stated. Your options may be purchased, subject to the vesting schedule set forth herein, at the following prices per share:

                Option Shares                      Price Per Share
               --------------                     -----------------
                1 to 5,000                         $2.00
                5,001 to 10,000                    $2.50
                10,001 to 15,000                   $3.00
                15,001 to 20,000                   $3.50
                20,001 to 25,000                   $4.00
                25,001 to 30,000                   $4.50

          (i) Vesting Schedule. Upon execution of this Agreement, 5,000 Option Shares shall vest and be immediately exercisable by you. The balance of the Option Shares shall vest at the rate of l,000 Option Shares for each one million dollars in revenue recognized by the Company which is directly attributable to your efforts.

          (ii) Exercise Period. Except as otherwise provided below, you may exercise your Option Shares to the extent vested from the date of the grant through the fifth anniversary thereof. The Option Shares may be exercised in part from time to time or in full but only to the extent vested.

          (iii) Payment. You shall pay for the Common Stock underlying your Option Shares in full at the time you exercise and no shares shall be issued until such payment has been received.

          (iv) Termination of Consulting Relationship. Except as otherwise expressly provided, this Option may be exercised only while you are engaged by the Company as a consultant provided, however, (a) if the Company terminates you with cause or you terminate your engagement without cause, your Option shall expire immediately, and (b) if the Company terminates you without cause or you terminate your engagement with cause, then you shall have the right for one year from the date of termination to exercise the Option Shares to the extent vested, in whole or in part. If you die while engaged by the Company, your estate or any person who acquires the right to exercise this Option by bequest or inheritance or by reason of your death shall have the right within one year from the date of your death to exercise the Option Shares to the extent vested, in whole or in part.

          (v) Non-Transferability. The Option shall not be transferable other than by last will and testament or by the laws of descent and distribution. During your lifetime, the Option shall be exercisable only by you.

          (vi) SEC Requirements. The exercise of the Option, the issuance of shares pursuant to such exercise, and the subsequent transfer of such shares shall be conditioned upon compliance with the listing requirements of any securities exchange upon which the stock of the Company may be listed, the requirements of the Securities Act of l933 and/or the Securities Exchange Act of l934, and the requirements of applicable state laws relating to authorization, issuance or sale of securities, and the Company may take such measures as it deems desirable to secure compliance with the foregoing.

          (vii) Change in Capital Stock. The total number of shares subject to this Option shall be appropriately adjusted for a change in the outstanding shares of Common Stock of the Company through recapitalization, stock split, stock dividend or a change in the corporate structure through merger or consolidation in which the Company is not the surviving corporation, any outstanding options hereunder shall terminate, provided that you shall, in such event, have the right immediately prior to such dissolution, liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise your Option to the extent vested in whole or in part. Nothing herein contained shall prevent the assumption of an option or the substitution thereof of a new option by the surviving corporation. Such adjustments and the manner of application thereof shall be determined by the Board of Directors of the Company in its sole discretion.

          (viii) Withholding Tax. The Company may adopt and apply rules that will ensure that the Company will be able to comply with applicable provisions of any federal, state or local law relating to the withholding of tax, including but not limited to the withholding of tax on the amount includable in your income on the exercise of the Option.


          (ix) Right to Terminate Employment; Benefits under Other Plans. The right of the Company to terminate or change your engagement at any time with or without cause shall not be restricted by the grant of the Option. You shall not be deemed to receive compensation or realize earnings for purposes of determining benefits under any pension, profit sharing, life insurance, salary continuation or other employee benefit plan as a result of receiving or exercising the Option.

          (c) Expenses. The Company will reimburse you for all extraordinary travel expenses reasonably incurred in performing your duties hereunder, in all cases upon the presentation by you of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

     3. Term. You agree that your engagement as a consultant to the Company began on March 25, l996 and continues on and through the date hereof; provided that your engagement may, at any time upon three days' prior written notice, be terminated by you or by the Company (collectively, the "Term"). Upon termination, all of your obligations, other than those contained in paragraph 4 of this Agreement, and all of the obligations of the Company under this Agreement except with respect to fees earned through such date and expenses due for reimbursement and as otherwise set forth herein shall terminate.

     4. Secret or Confidential Information. During the Term and for ten (l0) years thereafter, you will not directly or indirectly divulge to anyone (other than the Company's directors and persons designated by its Board of Directors) or use for your personal benefit, or the benefit of any other person, confidential or proprietary information of the Company, including, without limitation, any trade secrets, inventions, discoveries, improvements, devices, practices, processes, methods or products, whether or not patented or patentable, as to which at any time during the Term you become aware except that which (i) shall be generally known to the public or recognized as standard practice, (ii) becomes available to you on a non-confidential basis from a source other than the Company, unless disclosed in breach of agreement or applicable law, (iii) was already known to you on the date of this Agreement, or
(iv) must be disclosed, as determined by the Company on advice of counsel, to comply with applicable law.

     5. Survival. Notwithstanding any termination of this Agreement, you, in consideration of your consulting hereunder to the date of such termination, shall remain bound by the provisions of the foregoing paragraph 4.

     6. Severability. If any provision of this Agreement including, without limitation, the provisions of Paragraph 4, or the application thereof to any person(s) or circumstance(s) shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Person(s) or circumstance(s) shall not be affected thereby; and each such provisions shall be enforced to the greatest extent permitted by law.

     7. Miscellaneous. The provisions of this Agreement may be amended or modified by and only by a written instrument signed by the parties hereto. This Agreement shall inure to the benefit of and be binding upon the successors of the Company, but shall not otherwise be assignable by the Company or you. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

     If you agree with the foregoing, please sign the enclosed copy of this letter and return it to the Company, whereupon this revised Agreement will become a binding agreement between you and the Company and the Original Agreement shall immediately terminate and shall no longer be legally binding or have any force or effect.

                                                    Very truly yours,

The foregoing is agreed to as                       IDM ENVIRONMENTAL CORP.
of the day and year first above
written.

 /s/  Ron Logerwell                                  By: /s/  Joel Freedman
--------------------------------                       ------------------------
     Ron Logerwell                                          Joel Freedman
                                                            President